Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 29, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of United States Lime & Minerals, Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of United States Lime & Minerals, Inc. on Forms S-8 (File No. 333-236817 and File No. 333-196697).

/s/ GRANT THORNTON LLP (typed)

Dallas, Texas

February 29, 2024